Exhibit 99.01 -- Text of Public Release by the Company on July 2, 2018 announcing election of Kim Ann Mink as a director.

Eastman Board Elects New Director

KINGSPORT, Tenn., July 2, 2018 - The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Kim Ann Mink as a director. Dr. Mink is Chairman, President and Chief Executive Officer of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional functional ingredients, with applications in food, health and industrial specialties markets.

“We are pleased to welcome Kim Ann to Eastman’s Board of Directors. Having spent the majority of her career in specialty materials, Kim Ann brings invaluable experience and technical expertise to Eastman,” said Mark Costa, Board Chair and CEO. “Her proven leadership and deep understanding of key end markets will enhance our Board’s continued direction of our innovation-driven growth strategy as an outperforming specialty company.”

Dr. Mink, 58, joined Innophos in 2015 from the Dow Chemical Company where she served most recently as business president of Elastomers, Electrical and Telecommunications. Prior to joining Dow Chemical in 2009, she had previously served for more than 20 years at the Rohm and Haas Company (which was acquired by Dow Chemical) where she held roles of increasing responsibility, including corporate vice president and general manager for the Ion Exchange Resins business.

Dr. Mink received a bachelor's degree in Chemistry from Hamilton College and a Ph.D. in Analytical Chemistry from Duke University. She is a graduate of the Management Program at the Wharton School of the University of Pennsylvania.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

Contacts:
Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com